UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 9, 2004

SERVOTRONICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-07109	16-0837866
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1110 Maple Street, Elma, New York 14059-0300
(Address of Principal Executive Offices, including zip code)

716-655-5990
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01.    Entry into a Material Definitive Agreement

On December 8, 2004, Servotronics, Inc. (the "Company") entered into an employment agreement effective December 8, 2004 with Nicholas D. Trbovich, Jr., its Vice President and a Director, that provides for continued service in his current capacities for a period of four calendar years, concluding on December 7, 2008, unless such agreement is extended by the Company. The agreement provides for a base salary of $175,000 per annum, or such greater amount as the Company's Board of Directors may determine, and lifetime health and life insurance benefits. In the event of Mr. Trbovich's death or total disability during the term of the employment agreement, he or his estate is entitled to receive 50% of the compensation he is receiving from the Company at the time of his death or disability during the remainder of the term of the agreement. Also, in the event of (i) a breach of the agreement by the Company, (ii) a change in control of the Company, as defined, or (iii) a change in the responsibilities, positions or geographic office location of Mr. Trbovich, he is entitled to terminate the agreement and receive a payment of 2.99 times his average annual compensation from the Company for the preceding five years. If this provision is invoked by Mr. Trbovich and the Company makes the required payment, the Company will be relieved of any further liability under the agreement notwithstanding the number of years covered by the agreement prior to termination. In the event the agreement is not extended by the Company beyond the expiration date, Mr. Trbovich will be entitled to a severance payment equal to nine months' salary and benefits.

The foregoing summary description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the agreement. A copy of the agreement will be filed as an exhibit to the Company's 2004 Annual Report on Form 10-KSB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    December 9, 2004

SERVOTRONICS, INC.

By: /s/Lee D. Burns, Treasurer & CFO
 Lee D. Burns
             Treasurer and CFO

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